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                                                                    EXHIBIT 12.1


                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (In thousands, except ratios)
                                  (Unaudited)

                                                           Nine Months
                                                              Ended
                                                        September 30, 1994
                                                        ------------------
Earnings:
  Income before income taxes                                 $ 37,993

  Adjustments:
    Net interest expense (1)                                      905
    Amortization of capitalized
      interest                                                  1,445
    Portion of rental expense
      representative of interest                                  589
    Undistributed income of less
      than 50% owned entities                                 (11,409)
                                                             --------
                                                             $ 29,523
                                                             ========
Fixed Charges:
  Net interest expense (1)                                   $    905
  Capitalized interest                                         16,890
  Portion of rental expense
    representative of interest                                    589
                                                             --------
                                                             $ 18,384
                                                             ========

Ratio of earnings to fixed charges                                1.6
                                                             ========


(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.